Exhibit 99.1

BARE ESCENTUALS, INC. ANNOUNCES RESIGNATION OF DIANE MILES,
PRESIDENT OF WHOLESALE AND INTERNATIONAL SALES

SAN FRANCISCO, CA (November 26, 2007) — Bare Escentuals, Inc. (Nasdaq: BARE) today announced that President Diane Miles has resigned to pursue other opportunities, effective immediately.

“Diane played a significant role over the past year and a half which contributed to our sales and staff growth,” said Leslie Blodgett, Chief Executive Officer. “We sincerely appreciate her hard work and her dedication to Bare Escentuals and wish her well as she moves on to seek new challenges.”

Ms. Blodgett concluded, “While Diane will be missed, we are very fortunate to have a team of strong wholesale and international sales and marketing personnel, who will report to Jim Taschetta our Chief Marketing Officer and me until a replacement is found.”

Bare Escentuals has begun a search for a Senior Vice President of Wholesale Sales to assume these responsibilities.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the fastest growing prestige cosmetic companies in the United States and a leader in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals and namesake Bare Escentuals brands, and professional skin care products under its md formulations brand through infomercials, home shopping television, specialty beauty retailers, company-owned boutiques, spas and salons, and online shopping. (BARE-F)

Investor Contact:	Andrew Greenebaum / Christine Lumpkins
ICR, Inc.
agreenebaum@icrinc.com ; clumpkins@icrinc.com
(310) 954-1100

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